Rapid Link signs Letter of Intent to acquire One Ring Networks

OMAHA, NE – February 25, 2008 - Rapid Link, Inc. (OTCBB:RPID.OB), a leading provider of Broadband and Diversified Communication Services, announced today the signing of a Letter of Intent (LOI) to acquire One Ring Networks, Inc., a WiMAX and alternative access provider headquartered in Atlanta, Georgia.

One Ring Networks operates one of the largest hybrid fiber and fixed wireless networks in the United States and is one of the few carriers offering end-to-end communications and networking services without relying on other companies' last mile connections.  Over its next generation network that spans thousands of route miles, One Ring offers high-speed data services and feature-rich IP telephony throughout the metro areas of Atlanta, St. Louis and Washington, D.C.

In January, One Ring launched licensed WiMAX service in Atlanta, with plans to serve other select markets in 2008 and beyond.  WiMAX is a wireless technology which allows broad coverage with data-rich connectivity unlike Wi-Fi which is unlicensed and limited to small hot-spots. One Ring has coupled this spectrum with WiMAX equipment to offer a wide array of wireless business offerings. By using the company's existing and extensive wireless infrastructure, the entire metropolitan Atlanta area and surrounding cities can expect to see new, economical, and innovative offerings as a result of the company’s WiMAX network.

Matt Liotta, CEO of One Ring, stated, “One Ring Networks is changing the world of business networking.  We are building a next-generation communications network that is feature-rich, stable, secure and affordable.  Rapid Link is a perfect complement to our sales, marketing, and technology focused model, and we expect the combined companies will set the standard for the next generation of communication services.”

John Jenkins, CEO of Rapid Link added, “This acquisition greatly expands our current wireless coverage. In addition, One Ring’s leadership and expertise in IP, Wireless and Ethernet technologies are a perfect complement to our own historical strengths in voice technologies. Our proven Back Office and OSS systems as well as our team of industry professionals are ready to move our combined companies forward with this cutting-edge strategy.”

About Rapid Link, Inc.

Rapid Link is a Diversified Communication Services company providing various forms of voice and data transport service to wholesale and retail customers around the world. The Company’s retail product focus involves supplying bundled internet and voice services.  The Company’s strategy involves offering broadband access via its own facilities to ensure reliable delivery of its content without compromise from incumbent monopolies.  Rapid Link strives to serve its customers unique communications needs with a focus on cost efficiency and quality of service.  Through the Company’s operating headquarters in Omaha, NE, Rapid Link supports customers with in-house multi lingual customer service, proprietary scalable billing systems, and experienced communications professionals.

For more information, visit www.rapidlink.com.

Contact:
Investor Relations
Rapid Link, Inc.
Tel.:  402-392-7561